UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 24, 2007
Inverness Medical Innovations, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16789	04-3565120

(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer LM3 Identification No.)LM3
51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
(Address of principal executive offices)
Registrant’s telephone number, including area code: (781) 647-3900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Inverness Medical Innovations, Inc. hereby amends its Current Report on Form 8-K, event date October 24, 2007, filed with the SEC on October 26, 2007, in order to provide additional information relating to its acquisition of Alere Medical, Inc.
Item 3.02 Unregistered Sales of Equity Securities.
Item 8.01 Other Events.
On November 19, 2007, Inverness announced the completion of its acquisition of Alere Medical, Inc., a leading provider of health and care management services helping patients with chronic illnesses manage their conditions through a unique combination of at-home monitoring, patient education, and nurse-patient relationships. The acquisition was completed on November 16, 2007.
On November 16, 2007, as partial consideration for the acquisition, Inverness issued an aggregate of 2,654,590 shares of its common stock to the ten holders of all of the outstanding capital stock of Agora Parent, Inc., the sole stockholder of Alere. Inverness also assumed options to purchase approximately 380,894 additional shares of its common stock. The balance of the consideration consisted of approximately $128 million in cash, a portion of which was obtained by Inverness pursuant to the terms of its first lien credit agreement with IM US Holdings as borrower, a syndicate of lenders and General Electric Capital Corporation as administrative agent. Under certain circumstances related to the price of Inverness’ common stock, Inverness may become obligated to pay up to an additional $41 million of cash or stock, at Inverness’ option, six-months after the closing of the acquisition.
The shares issued by Inverness, as well as any additional shares to be issued, in the transaction were issued in reliance on the exemption from registration afforded by Rule 506 of Regulation D under the Securities Act of 1933, as amended, and/or Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.
By:	/s/ Jay McNamara
Jay McNamara
Senior Counsel -- Corporate & Finance

Dated: November 21, 2007